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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

Contacts:       Urologix:                                   Robert C. Ferris
                Fred B. Parks, Chairman and CEO             GCI Group
                Todd E. Paulson, Vice President, Finance    (212) 537-8025
                (763) 475-1400                              rferris@gcigroup.com


                   UROLOGIX REPORTS FISCAL FIRST QUARTER 2004
                                FINANCIAL RESULTS

     MINNEAPOLIS -- October 23, 2003 -- Urologix, Inc. (NASDAQ:ULGX - news), today reported financial results for the fiscal first quarter ended September 30, 2003.

     Revenue for the first quarter of fiscal 2004 was $5.1 million, compared to revenue of $4.5 million in the first quarter of fiscal 2003. Sales of disposables accounted for 93% of revenue in the current quarter, compared to 88% of revenue in the same period of the prior fiscal year. Gross margins, as a percent of sales, were 61 percent compared to 66 percent in the same quarter a year ago. Net loss for the quarter was $ 490,000, or $0.04 per share, compared to a net loss of $1.7 million, or $0.13 per share, in the first quarter of fiscal 2003. The installed base of Cooled ThermoTherapy systems was approximately 390 units as of September 30, 2003.

     Fred B. Parks, Chairman and Chief Executive Officer of Urologix commented, "Our performance in the first quarter was consistent with our expectations. The restructuring actions implemented in the fourth quarter of fiscal 2003 have resulted in a significantly improved operating expense profile without impacting our ability to provide the premium product to the market." Mr. Parks continued, "In the second quarter we expect further improvement in our overall financial performance as we effectively manage operating expenses and focus on gross margin enhancement."

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     Urologix will host a conference call with the financial community to discuss fiscal 2004 first quarter results and business outlook on Friday, October 24, at 10:00 a.m. Central Time. Those interested in listening to the call can log onto www.urologix.com.

About Urologix
--------------
     Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis(TM) and Prostatron(R) names. Both systems utilize Cooled ThermoTherapy(TM) -- targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort -- and provide safe, effective, lasting relief of the symptoms of BPH.

     Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the Company's ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company's sales organization and marketing efforts, developments in the reimbursement environment for the Company's products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the valuation of intangible assets and other risks, including those set forth in the Company's reports filed with the Securities and Exchange Commission.

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                                 UROLOGIX, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                (Unaudited, in thousands, except per share data)

                                                  Three Months Ended
                                                     September 30,
                                                   -------  -------
                                                     2003     2002
                                                   -------  -------
Sales                                              $ 5,061  $ 4,464
Cost of goods sold                                   1,982    1,506
                                                   -------  -------
Gross profit                                         3,079    2,958
                                                   -------  -------
Costs and expenses:
Selling, general and administrative                  2,825    3,639
Research and development                               584      974
Amortization of intangibles                            166      166
                                                   -------  -------
Total costs and expenses                             3,575    4,779
                                                   -------  -------
Operating loss                                        (496)  (1,821)
Interest income, net                                     6       71
                                                   -------  -------
Net loss                                           $  (490) $(1,750)
                                                   =======  =======
Basic and diluted net loss per common share        $ (0.04) $ (0.13)
                                                   =======  =======
Basic and diluted weighted average number of
common shares outstanding                           13,965   13,910
                                                   =======  =======

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                          Selected Balance Sheet Data
                           (Unaudited, in thousands)

                                                September 30,      June 30,
                                                    2003             2003

Cash and available for sale investments                $3,872        $4,619
Accounts receivable                                     2,406         2,129
Inventory                                               2,682         2,893
Current assets                                          9,467        10,338
Total assets                                           34,590        35,862
Total liabilities                                       5,992         6,757
Shareholders' Equity                                   28,598        29,105
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